Exhibit 10.8
ADMINISTRATIVE SERVICES AGREEMENT
ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of May 1, 2023 by and between EACH ENTITY LISTED ON SCHEDULE I (each such entity referred to herein as the “Company”), and THE BANK OF NEW YORK MELLON, a corporation organized under the laws of the State of New York, through its Alternative Investment Services group (“BNYM-AIS”).
W I T N E S S E T H:
WHEREAS, this Agreement constitutes a separate agreement between BNYM-AIS and each Company listed in Schedule I hereto, as if each such Company had executed a separate Agreement with BNYM-AIS; and
WHEREAS, the Company desires to retain BNYM-AIS to provide the various services described herein and BNYM-AIS is willing to provide such services, all as more fully set forth below.
NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1.Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
(a)“Authorized Person” shall mean each person, whether or not an officer or employee of the Company, duly authorized by the Board or on behalf of the Board by the Manager, to give Instructions on behalf of the Company as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed by the Company by providing to BNYM-AIS a new form of Exhibit A in accordance with Section 19 or by otherwise providing such new form of Exhibit A to BNYM-AIS.
(b)“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.
(c)“Board” shall mean the Company’s board of directors.
(d)“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Company’s Offering Materials.
(e)“Confidential Information” shall have the meaning given in Section 7(n) of this Agreement.
(f)“Documents” shall mean the documents described in Exhibit B hereto.
(g)“Executive Committee” shall mean the Executive Committee of the Company.
(h)“Instructions” shall mean written communications provided to BNYM-AIS in accordance with Section 19 or otherwise actually received by BNYM-AIS in connection with the services provided hereunder.
(i)“Manager” shall mean the entity identified by the Company to BNYM-AIS as the entity having management responsibility with respect to the Company.

(j)“Offering Materials” shall mean the Company’s confidential private placement memorandum or similar materials with respect to its private offering of the Shares.
(k)“Organizational Documents” shall mean the Company’s certificate of incorporation, limited liability company agreement, limited partnership, limited partnership agreement, by-laws or similar documents of formation or organization, as applicable.
(l)“Registration Statement” shall mean any registration statement at any time now or hereafter filed with the Securities and Exchange Commission (the “SEC”) with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the SEC.
(m)“Shares” shall mean the record and beneficial ownership interests of the Company offered to Shareholders.
(n)“Shareholders” shall mean a person or entity subscribing to purchase, or already owning, Shares.
2.Appointment.
The Company hereby appoints BNYM-AIS for the term of this Agreement to perform the services described herein. BNYM-AIS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3.Representations and Warranties of the Company.
The Company hereby represents and warrants to BNYM-AIS, which representations and warranties shall be deemed to be continuing, that:
(a)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms;
(c)The Manager is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification. The Company and its Manager are knowledgeable about securities and/or commodities trading, as applicable, and aware of the risk of substantial loss in such trading;
(d)A Registration Statement on Form 10 under the Securities Exchange Act of 1934 shall be filed with the SEC;
(e)It is conducting its business in compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and
(f)Each person named on Exhibit A hereto is duly authorized by the Company to be an Authorized Person hereunder.

4.Representations and Warranties of BNYM-AIS.
BNYM-AIS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing, that:
(a)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)This Agreement has been duly authorized, executed and delivered by BNYM-AIS in accordance with all requisite action and constitutes a valid and legally binding obligation of BNYM-AIS, enforceable in accordance with its terms;
(c)BNYM-AIS is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;
(d)BNYM-AIS is conducting its business in compliance with all applicable laws and regulations applicable to it in connection with the provision of the services the violation of which would materially and adversely affect its performance under this Agreement; and
(e)BNYM-AIS has the personnel, systems and infrastructure necessary to perform its obligations hereunder in a manner consistent with the obligations arising under this Agreement.
5.Certain Acknowledgments of the Company.
The Company acknowledges that BNYM-AIS is only responsible for providing the services to the Company that are described herein including on Schedule II.
6.Certain Duties of the Company.
(a)The Company shall supply in accurate and timely fashion BNYM-AIS with financial and other information relating to the Company in order for BNYM-AIS to provide the services set forth on Schedule II; provided that if any information is not accurate, incomplete or furnished in an untimely manner, BNYM-AIS’s performance of any services related to such information shall be excused until such information, including but not limited to correct information, is provided by the Company in accordance with Section 19 or otherwise provided to BNYM-AIS.
(b)The Company acknowledges that BNYM-AIS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. It is understood and agreed by the parties that under no circumstances will the services by BNYM-AIS pursuant to this Agreement include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).
(c)The Company acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). The Company agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNYM-AIS and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 8966, 1120 or 1120F.
(d)The Company, and not BNYM-AIS, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and other agents of the Company pursuant to the terms of the Offering Materials.
(e)The Company shall deliver, or cause to be delivered, in accordance with Section 19, from time to time, to BNYM-AIS the Company’s Documents and other materials used in the distribution of Shares and all amendments thereto, and of such resolutions, votes and other proceedings as the Board determines are necessary for BNYM-AIS to perform its duties hereunder. BNYM-AIS shall not be deemed to have notice of any information (other than information supplied by BNYM-AIS) contained in such Documents or materials until they are delivered to BNYM-AIS pursuant to Section 19 or otherwise actually received by BNYM-AIS.
(f)The Company shall use commercially reasonable efforts to cause its Authorized Persons, Manager, distributor, legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM-AIS) to cooperate with BNYM-AIS and to provide BNYM-AIS, upon reasonable request, with such information, documents and advice relating to the Company as is within the possession or knowledge of such persons, in order to enable BNYM-AIS to perform its duties hereunder. In connection with its duties hereunder, BNYM-AIS shall be entitled to rely and act upon such information, advice or documents provided to BNYM-AIS by any of the aforementioned persons.
(g)The Company shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its Board, Executive Committee, Manager, their affiliates and their respective advisors, employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNYM-AIS, (iii) to any other person when requested by any court of competent jurisdiction or regulator, or (iv) whenever advised by its counsel that it could be liable for a failure to make such disclosure. The Company shall instruct its Board, Executive Committee, Manager, their affiliates and their respective advisors, employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Company’s obligations of confidentiality hereunder.
(h)The Company shall promptly notify BNYM-AIS in writing, if legally permissible, of any and all legal proceedings filed against the Company, Manager, Executive Committee or Board that could reasonably be expected to have a materially adverse effect on BNYM-AIS’s ability to provide the services or the reputation of BNYM-AIS.
7.Duties and Obligations of BNYM-AIS.
(a)Subject to the direction and control of the Company and terms and conditions of this Agreement BNYM-AIS shall provide to the Company the services set forth in Schedule II.
(b)Except to the extent otherwise indicated on Schedule II, BNYM-AIS shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Company, distribution of Shares, or services normally performed by the Company’s respective counsel or independent auditors.

(c)Upon receipt of the Company’s prior written consent (which shall not be unreasonably withheld), BNYM-AIS may delegate any of its duties or functions hereunder to any delegee or agent, in each case, as BNYM-AIS reasonably determines to be appropriate in order to perform the services on such terms and conditions as BNYM-AIS reasonably determines to be appropriate. Notwithstanding the foregoing, the Company’s consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM-AIS shall consult with the Company prior to any such delegation where BNYM-AIS reasonably determines such consultation to be appropriate. BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM-AIS shall have selected and monitored such delegee or agent with reasonable care; provided, further, that BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate. Notwithstanding the foregoing or anything to the contrary in this Agreement, BNYM-AIS may subcontract with, hire, engage or otherwise outsource to any BNYM Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM-AIS under this Agreement (“Outsourcing”) but any such Outsourcing by BNYM-AIS shall not relieve BNYM-AIS of any of its obligations hereunder and BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNYM-AIS to a BNYM Affiliate shall not be considered a delegation under this Agreement.
(d)BNYM-AIS shall, as agent for the Company, maintain and keep current the books, accounts and other documents, if any, listed in Schedule II. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Company during BNYM-AIS’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Company, or BNYM-AIS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, in each case in a format accessible and easily readable. Except as otherwise authorized by the Company or its agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM-AIS for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Company. In the event the Company utilizes the BNYM-AIS Anti-Money Laundering services described herein, BNYM-AIS will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Shareholder liquidates its investment in the Company, or (b) such time as the Company converts to a successor administrator with a corresponding transfer of such records by BNYM-AIS; or (ii) in the case of a liquidation of the Company, the shorter of (a) for at least five (5) years from the date the Company liquidates or (b) until such records are transferred by BNYM-AIS to the Company’s appointed liquidator or another designated Company agent.
(e)All records maintained and preserved by BNYM-AIS in hard copy pursuant to this Agreement shall be and remain the property of the Company and shall be surrendered to the Company promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Company and payment of a fee specified by BNYM-AIS, BNYM-AIS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM-AIS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Company shall reimburse BNYM-AIS for its reasonable expenses incurred in providing such records.
(f)The Company shall furnish BNYM-AIS with any and all Instructions, explanations, information, specifications and documentation reasonably determined to be necessary by

BNYM-AIS in the performance of its duties hereunder. BNYM-AIS shall calculate the Company’s Net Assets in the manner described in the Offering Materials. At any time and from time to time, the Company may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM-AIS with bid, offer, or market values of securities and instruct BNYM-AIS to use such information in its calculations hereunder. BNYM-AIS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.
(g)In the event BNYM-AIS’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM-AIS which BNYM-AIS in its reasonable judgment determines to be reliable, or (ii) prices or values supplied by the Company or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM-AIS shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM-AIS shall not be required to inquire into any valuation of securities or other assets by the Company or any third party described above, even though BNYM-AIS in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Company is or will be actually paid, but will accrue such interest until otherwise instructed by the Company.
(h)The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Company. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Company’s then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Company shall immediately so notify BNYM-AIS in writing and thereafter shall either furnish BNYM-AIS at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing as to the appropriate valuation methodology to be employed by BNYM-AIS to compute Net Assets in a manner that the Company then represents in writing to be consistent with all applicable laws and regulations. The Company may also from time to time, instruct BNYM-AIS in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement; provided that, BNYM-AIS shall provide its prior approval in connection with such computation solely to confirm it has the capability to perform such calculations and implement any required process changes in support of such calculations. By giving such instruction, the Company shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.
(i)BNYM-AIS may apply to an Authorized Person of the Company for Instructions with respect to any matter arising in connection with BNYM-AIS’s performance of services hereunder, and BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in accordance with such clarified Instructions, absent BNYM-AIS’s bad faith, gross negligence or willful misconduct. Such application for Instructions may, at the option of BNYM-AIS, set forth in writing any action proposed to be taken or omitted to be taken by BNYM-AIS with respect to its duties or obligations under this Agreement. BNYM-AIS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM-AIS has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(j)BNYM-AIS may, with respect to questions of law specifically regarding the Company, obtain the advice of competent external counsel at BNYM-AIS’s sole expense and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, and notwithstanding any advice to the contrary, any action taken by BNYM-AIS must be consistent with BNYM-AIS’s rights and responsibilities under this Agreement.
(k)BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Company reasonably believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.
(l)The Company has determined that BNYM-AIS shall not provide registrar, transfer agency or investor servicing. The Company has not engaged BNYM-AIS to provide anti-money laundering or FATCA services. The Company has determined its review and verification procedures as related to investors to be adequate in satisfying the legal obligations of the Company as related to the acceptance of each investor with respect to anti-money laundering and FATCA services and directs BNYM-AIS that is shall not perform any services related to the foregoing. Accordingly, BNYM-AIS shall have no duties or responsibilities whatsoever relating to anti-money laundering or FATCA services, including but not limited to investor identification and verifications/know your customer obligations (including OFAC or similar screening, monitoring and/or reporting), the review and validation of any investor’s FATCA status and no covenant or obligation shall be implied against BNYM-AIS in connection with this Agreement relating thereto.
(m)BNYM-AIS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule II, or as are otherwise required of BNYM-AIS by laws or regulations applicable to BNYM-AIS, and no covenant or obligation shall be implied against BNYM-AIS in connection with this Agreement.
(n)BNYM-AIS agrees to treat as confidential information all confidential proprietary information concerning the Company, the Manager, the Board, the Executive Committee or any of their respective affiliates, including, without limitation, the contents of this Agreement, the Documents, investments and prospective investments, information relating to the Shareholder, financial information (including, without limitation, business plans), services, trade secrets, proprietary processes, product plans, marketing plans, and other information provided either by the Company, the Board, the Executive Committee or the Manager to BNYM-AIS that is not generally known to the public and which is known to be confidential, or which is marked “Confidential and Proprietary” or has a substantially similar designation or watermark included on such materials (all such information, the “Confidential Information”) and BNYM-AIS shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Company in connection with BNYM-AIS’s provision of services hereunder, (ii) its and the Company’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNYM-AIS shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Company or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNYM-AIS to be bound by a duty of confidentiality.
(o)Notwithstanding the foregoing, the Company understands that The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the Centralized Functions, (i) the Company consents to the disclosure of, and authorizes BNYM-AIS to disclose, information regarding the Company and its accounts (“Company-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations substantially similar to the confidentiality obligations elaborated in this Agreement with respect to such information and (ii) BNYM-AIS may store the names and business addresses of the Company’s employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, BNY Mellon Group may aggregate and anonymize Company-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies or links Company-Related Data with the Company, or which in any manner could be reverse engineered to identify the Company, BNYM-AIS being liable for any direct damages associated with any such identification of Company-Related Data. For the avoidance of doubt, Company-Related Data shall not include personally identifiable information of any Shareholder (unless such Shareholder is an employee of the Company). In addition, BNYM-AIS may disclose Company-Related Data as required by law or at the request of any governmental or regulatory authority; provided, however, that, to the extent legally permissible, BNYM-AIS shall make reasonable efforts to provide the Company with written notice prior to making any such disclosure.
(p)BNYM-AIS will take reasonable precautions to ensure the security of Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder and will maintain reasonable procedures to detect and respond to any internal or external security breaches. BNYM-AIS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.
(q)BNYM-AIS may utilize systems, software and databases designed or provided by third parties, including but not limited to pricing and valuation services. Absent BNYM-AIS’s bad faith, gross negligence or willful misconduct, BNYM-AIS shall not be liable for any loss, damage or expense that occurs as a result of the failure of any such systems, software or databases, provided that such systems, software and/or databases were selected with reasonable care. No such vendor shall be an agent or delegee of BNYM-AIS hereunder.
(r)BNYM-AIS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM-AIS shall, at no additional expense to the Company, take reasonable steps to minimize service interruption. BNYM-AIS shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM-AIS’s own bad faith, gross negligence or willful misconduct.
8.Allocation of Expenses.
BNYM-AIS shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Company by BNYM-AIS pursuant to this Agreement. BNYM-AIS shall supply supporting expense documentation to the Company if so requested and to the extent such documentation is available.
9.Standard of Care; Indemnification.
(a)Except as otherwise provided herein, BNYM-AIS shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM-AIS’s or any BNYM Affiliate’s own bad faith, gross negligence or willful misconduct in the performance of services hereunder. In no event shall BNYM-AIS be liable to the Company or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.
(b)Without limiting the generality of the foregoing, provided BNYM-AIS has complied with its duties under this Agreement, BNYM-AIS shall not be liable for any loss, damage or expense arising from any of the following:
(i)Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM-AIS by any third party described in Section 5(f) hereof or by, or on behalf of, the Company;
(ii)Any improper use by the Company or its agents, distributors or Manager of any valuations or computations supplied by BNYM-AIS in accordance with its standard of care under this Agreement;
(iii)The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by the Company, and if the Offering Materials so indicate, the value of Net Assets per Share; or
(iv)Any taxes, penalties or interest imposed upon BNYM-AIS with respect to the Company’s withholding, depositing and/or reporting obligations under the IRC and Regulations.
(c)Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, or upon the opinion of legal counsel for the Company or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
(d)The Company shall indemnify and hold harmless BNYM-AIS and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Company), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM-AIS or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM-AIS or any BNYM Affiliate hereunder without bad faith, gross negligence or willful misconduct in the performance of services hereunder or in reliance upon (i) the Offering Materials (excluding information provided by BNYM-AIS); (ii) any Instructions of an Authorized Person; or (iii) arising out of transactions or other activities of the Company which occurred prior to the commencement of this Agreement; provided, that neither BNYM-AIS nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own gross negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.
10.Compensation.
In consideration of the services to be rendered to the Company by BNYM-AIS under this Agreement, the Company shall pay BNYM-AIS the fees, charges and expenses as agreed upon from time to time in writing between the parties.
11.Term of Agreement.
(a)This Agreement shall be for an initial term ending on the first anniversary of the date of this Agreement, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM-AIS giving to the Company, or the Company giving to BNYM-AIS, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Company. Upon termination, other than a termination by the Company pursuant to the succeeding Section 11(b), the Company shall pay to BNYM-AIS: (i) if terminated prior to the first anniversary of the Company’s Effective Date of Services, the total fees which would have been payable through such first anniversary if this Agreement were not terminated, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Company shall reimburse BNYM-AIS for any disbursements and expenses made or incurred by BNYM-AIS and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM-AIS after the termination date.
(b)This Agreement may be terminated by the Company at any time if BNYM-AIS (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Company specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNYM-AIS at any time if the Company (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNYM-AIS specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.
(c)Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 10 and amounts due pursuant to Section 11(a), BNYM-AIS shall, at the expense of the Company, return to the Company any Confidential Information provided by the Company to BNYM-AIS pursuant to this Agreement.

12.Force Majeure.
Neither BNYM-AIS nor the Company shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Company or BNYM-AIS, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.
13.Amendment.
This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM-AIS and the Company.
14.Assignment.
This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company or BNYM-AIS without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM-AIS may assign all or any portion of this Agreement to any BNYM Affiliate.
15.Governing Law; Consent to Jurisdiction.
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Company hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.
16.Severability.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.
17.No Waiver.
Each and every right granted to BNYM-AIS or the Company hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM-AIS or the Company to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM-AIS or the Company of any right preclude any other or future exercise thereof or the exercise of any other right.

18.Non-Exclusiveness.
No provision of this Agreement shall prevent BNYM-AIS from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Company or BNYM-AIS in connection with the performance of their respective duties and obligations under this Agreement, including those developed in conjunction with the Company, shall be and remain the property of the Company or BNYM-AIS, respectively, and the Company and BNYM-AIS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.
19.Notices, Electronic Communications.
(a)All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service, (iv) delivered and confirmed by e-mail, or (v) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:
(i)if to the Company, at:
KKR Infrastructure Conglomerate LLC
30 Hudson Yards
New York, NY 10001
United States of America
(ii)if to BNYM-AIS, at:
The Bank of New York Mellon
240 Greenwich Street
New York, NY 10286
Attention: Head of Regulatory Control
Facsimile: (203) 601-4629
with a copy to:
The Bank of New York Mellon
301 Bellevue Parkway
Wilmington, DE 19809
Attention: Legal Department
Facsimile: (302) 791-3388
or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, notices sent via e-mail shall be deemed given on the date of transmission with confirmation of receipt and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.
(b)The Company authorizes BNYM-AIS to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Company by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Company by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Company, its counsel, accountants, auditors, prime broker and other service providers, the Board, the Executive Committee and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNYM-AIS or the Company elects to transmit Instructions through an on-line communication system offered by BNYM-AIS, its use thereof shall be subject to the Electronic Delivery Terms and Conditions attached hereto as Schedule III. Absent bad faith, gross negligence or willful misconduct in the performance of services hereunder, BNYM-AIS shall not be liable to the Company or any other person for any loss or damage suffered as a result of the Company’s use of email, facsimile or other electronic transmission to communicate with BNYM-AIS, or the use of email, facsimile or other electronic transmission by BNYM-AIS to transmit Confidential Information or communicate with the Company or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNYM-AIS or otherwise, by means of email, facsimile or other electronic transmission, BNYM-AIS is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM-AIS may rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM-AIS considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Company, it may delay acting on such communication until clarification by an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNYM-AIS unless and until the Shareholder has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations.
20.Liabilities of the Company.
For administrative convenience, this single Agreement is being executed so as to enable each Company listed in Schedule I to enter into this Agreement with BNYM-AIS, severally, but not jointly. The parties agree that (i) this Agreement shall be treated as if it were a separate agreement with respect to each Company listed in Schedule I, as if each Company entity has executed a separate agreement naming only itself as the Company, and BNYM-AIS, and (ii) the liabilities of each Company listed in Schedule I shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to such Company shall be enforceable against the assets of that particular Company only, and not against the assets of any other Company so listed.
21.No Third-Party Beneficiary.
The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
22.Rules of Construction.
All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and Exhibits and Schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to Schedules and Exhibits shall be deemed to be a reference to such Schedules and Exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”
23.Entire Agreement.
This Agreement and the schedules, exhibits and other attachments (a) are a final, complete, and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter dealt with herein, (b) collectively constitute the entire agreement of the parties hereto with respect to the subject matter dealt with herein, and (c) supersede and merge herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between the parties hereto, whether oral or written, with respect to the subject matter dealt with herein. In entering into this Agreement, no party has relied upon any statement, representation, warranty, or agreement of any other party except for those expressly contained herein. Each party hereto acknowledges that no other party nor any other party’s affiliates has made any representation, warranty, restriction, promise, undertaking, or agreement with respect to such subject matter other than those set forth herein.
24.Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
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[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the Effective Date.

KKR INFRASTRUCTURE CONGLOMERATE LLC

By:

	By:	/s/ Jeffrey B. Van Horn
Jeffrey B. Van Horn
Chief Financial Officer

K-INFRA HOLDINGS I LLC

By:

	By:	/s/ Jeffrey B. Van Horn
Jeffrey B. Van Horn
Chief Financial Officer

K-INFRA HOLDINGS II LLC

By:

	By:	/s/ Jeffrey B. Van Horn
Jeffrey B. Van Horn
Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Sofya Marcus
Name: Sofya Marcus
Title: Authorized Signer